Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Sanford C. Bernstein Fund, Inc. of our report dated November 28, 2018, relating to the financial statements and financial highlights, which appears in Intermediate Duration Portfolio’s Annual Report on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Statements and Reports” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 19, 2019